Exhibit 99.1

FOR IMMEDIATE RELEASE

Tuesday, July 21, 2015

Codorus Valley Bancorp, Inc.

Reports Second Quarter 2015 Earnings

YORK, Pa. – Codorus Valley Bancorp, Inc. (Codorus Valley, or the Corporation) (NASDAQ: CVLY), parent company of PeoplesBank, a Codorus Valley Company (PeoplesBank), today announced net income available to common shareholders (earnings) of $2,890,000 or $0.49 per share basic and diluted, for the quarter ended June 30, 2015, an increase when compared to earnings of $2,755,000 or $0.48 per share basic and $0.47 per share diluted, for the second quarter of 2014. For the first six months of 2015, earnings were $5,294,000 or $0.90 per share basic and diluted, compared to $5,696,000 or $1.06 per share basic and $1.03 per share diluted for the first six months of 2014.

Larry J. Miller, President and CEO, stated, “Our second quarter performance reflects the continued growth and profitability of our core commercial, retail and wealth management businesses, and the positive impact of our recent franchise expansion activities. We increased our loan volume and maintained reasonable yields on interest-earning assets, while we decreased our cost of deposits. Our fee-based services and wealth management activities continue to grow, and we remain focused on controlling costs while expanding our business to new markets and clients.”

As previously announced, on July 14, 2015, the Board of Directors of Codorus Valley declared a regular quarterly cash dividend of $0.13 per common share, payable on August 11, 2015, to shareholders of record at the close of business on July 28, 2015. This quarterly cash dividend is one half cent more than the dividend paid in the previous quarter.

As of June 30, 2015, the Corporation’s total assets were over $1.37 billion, an increase of 13 percent since December 31, 2014. The increase resulted from both the Corporation’s acquisition of $134 million of assets from Madison Bancorp, Inc. (Madison) in the first quarter of 2015, and continued core loan growth through the first six months of the year.

Net interest income for the second quarter of 2015 was $11,829,000, an increase of 15 percent compared to $10,289,000 for the second quarter of 2014. For the first six months of 2015, net interest income was $23,507,000 or an increase of 14 percent compared to $20,710,000 for the first six months of 2014. The Corporation’s net interest margin was 3.88 percent for the first half of 2015, a slight increase over the net interest margin of 3.85 percent for the same period in 2014. Interest income increased due to the higher volume of loans, including those acquired in the Madison transaction, as well as commercial loan growth through the first six months of the year. Interest expense, overall, decreased in the second quarter of 2015 and first half of 2015 compared to the same periods in 2014, as the Corporation successfully acquired lower-cost demand deposits to replace maturing higher-cost time deposits.

Noninterest income for the second quarter of 2015 was $2,134,000, an increase of 11 percent compared to noninterest income of $1,918,000 for the second quarter of 2014. For the first six months of 2015, noninterest income was $4,491,000, an increase of 23 percent compared to $3,648,000 for the first half of 2014. Several sources contributed to the rise in noninterest revenues, including growth in trust assets under management and related fees, a greater volume of mortgage originations and gains on loans sold, and increased deposit account service fees generated by higher transaction volumes and fee schedule changes. Also, noninterest income for the six months ended June 30, 2015 reflected $371,000 of gains from the sale of two investment securities during the first quarter of 2015.

The provision for loan losses for the second quarter of 2015 was $800,000, a $500,000 increase as compared to a provision of $300,000 for the second quarter of 2014. For the six months ended June 30, 2015, the provision for loan losses was $1,800,000 compared to $850,000 for the first half of 2014. The increased provision for 2015 supported adequate loan loss reserve coverage given the Corporation’s commercial loan growth and higher loan balances outstanding through June 30, 2015.

Noninterest expense was $8,968,000 for the second quarter of 2015, an increase of 12 percent compared to $7,986,000 for the second quarter of 2014. For the first six months of 2015, noninterest expenses totaled $18,557,000, an increase of 19 percent compared to $15,634,000 for the first half of 2014. Personnel and facility costs accounted for the majority of the increases, reflecting additional compensation, benefits, and occupancy expenses supporting the four acquired Madison financial centers, and the recently opened Shrewsbury, PA and Camp Hill, PA financial centers. Contributing to the noninterest expenses for the first six months of 2015 was $474,000 of nonrecurring acquisition-related expenses, including one-time costs for systems conversion and integration, external legal and professional fees, and severance costs associated with the Madison transaction.

In the second quarter 2015, PeoplesBank consolidated its financial center formerly at 124 Main Street in Bel Air, Maryland, into the adjacent financial center located at 126 North Main Street, which was acquired by the Corporation as part of the Madison transaction. With the consolidation, which received regulatory pre-approval, PeoplesBank will continue to provide the Bel Air community with the full range of business, retail and wealth management products and services, while providing a reduction in future occupancy expenses resulting from the elimination of costs to operate the second facility.

President and CEO Miller continued, “As a result of our continued positive operating results, the Board of Directors is pleased to distribute an increased cash dividend for this quarter. We are confident in our strategy and ability to take advantage of future growth opportunities in both newer markets and those we have served for many years. We thank our investors for their continued confidence and support.”

About Codorus Valley Bancorp, Inc.

Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, A Codorus Valley Company. In addition to a full range of business and consumer banking services, the company also offers mortgage banking, wealth management, and real estate settlement services through a network of twenty-five financial centers located in York and Cumberland Counties in Pennsylvania, and in Baltimore, Harford, and Carroll Counties in Maryland. Additional information can be found on the Bank’s website at www.peoplesbanknet.com. Codorus Valley Bancorp, Inc.’s Common Stock is listed on the NASDAQ Capital Market under the symbol CVLY.

Forward-looking Statements

Codorus Valley Bancorp, Inc. has made forward-looking statements in this Press Release. These forward-looking statements are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of the Corporation and its subsidiaries. When words such as “believes,” “expects,” “anticipates,” or similar expressions occur in this Press Release, the Corporation is making forward-looking statements. Note that many factors could affect the future financial results of the Corporation and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this Press Release. Those factors include, but are not limited to: credit risk, changes in market interest rates, inability to achieve merger-related synergies, competition, economic downturn or recession, and government regulation and supervision. The Corporation undertakes no obligation to update or revise any forward-looking statements.

Accounting standards require the consideration of subsequent events occurring after the balance sheet date for matters that require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s financial statements when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information in this announcement is subject to change.

Questions or comments concerning this Press Release should be directed to:

Codorus Valley Bancorp, Inc.

Larry J. Miller, President and CEO	Michael D. Peduzzi, CPA - Treasurer
717-747-1500	717-747-2428
lmiller@peoplesbanknet.com	mpeduzzi@peoplesbanknet.com

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Codorus Valley Bancorp, Inc.

Financial Highlights

Condensed Consolidated Statements of Income (Unaudited)

(in thousands of dollars, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2015	2014	2015	2014
Interest income	$13,806	$12,364	$27,492	$24,777
Interest expense	1,977	2,075	3,985	4,067
Net interest income	11,829	10,289	23,507	20,710
Provision for loan losses	800	300	1,800	850
Noninterest income	2,134	1,918	4,491	3,648
Noninterest expense	8,968	7,986	18,557	15,634
Income before income taxes	4,195	3,921	7,641	7,874
Provision for income taxes	1,275	1,114	2,287	2,064
Net income	2,920	2,807	5,354	5,810
Preferred stock dividends	30	52	60	114
Net income available to common shareholders	$2,890	$2,755	$5,294	$5,696
Basic earnings per common share	$0.49	$0.48	$0.90	$1.06
Diluted earnings per common share	$0.49	$0.47	$0.90	$1.03

Condensed Consolidated Statements of Financial Condition (Unaudited)

(in thousands of dollars)

	June 30,	December 31,	June 30,
	2015	2014	2014
Cash and short term investments	$58,993	$31,094	$36,075
Investment securities	218,865	216,973	231,296
Loans	1,042,448	920,554	888,783
Allowance for loan losses	(11,966)	(11,162)	(10,460)
Net loans	1,030,482	909,392	878,323
Premises and equipment, net	21,859	18,471	15,303
Goodwill	2,421	0	0
Other assets	40,150	37,916	39,641
Total assets	$1,372,770	$1,213,846	$1,200,638

Deposits	$1,079,645	$954,973	$968,499
Borrowed funds	155,987	132,590	110,422
Other liabilities	14,538	7,843	8,036
Shareholders’ equity	122,600	118,440	113,681
Total liabilities and shareholders’ equity	$1,372,770	$1,213,846	$1,200,638

Codorus Valley Bancorp, Inc.
Financial Highlights

Selected Financial Data (Unaudited)

	Quarterly					Year-to-Date
	2015	2015	2014	2014	2014	June 30,
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	2015	2014
Earnings and Per Share Data (1)
(in thousands, except per share data)
Net income available to common shareholders	$2,890	$2,404	$2,750	$3,149	$2,755	$5,294	$5,696
Basic earnings per common share	$0.49	$0.41	$0.47	$0.54	$0.48	$0.90	$1.06
Diluted earnings per common share	$0.49	$0.41	$0.46	$0.54	$0.47	$0.90	$1.03
Cash dividends paid per common share	$0.125	$0.125	$0.119	$0.119	$0.114	$0.250	$0.228
Tangible book value per common share	$18.38	$18.18	$18.25	$17.89	$17.64	$18.38	$17.64
Book value per common share	$18.79	$18.60	$18.25	$17.89	$17.64	$18.79	$17.64
Average common shares outstanding	5,866	5,836	5,809	5,781	5,749	5,851	5,425
Average diluted common shares outstanding	5,930	5,912	5,893	5,876	5,855	5,921	5,533

Performance Ratios (%)
Return on average assets (2)	0.87	0.75	0.91	1.05	0.93	0.81	0.99
Return on average equity (2)	9.55	8.18	9.45	11.03	9.63	8.87	10.21
Return on average realized equity (2)(3)	9.77	8.39	9.67	11.33	9.89	9.09	10.49
Net interest margin (4)	3.83	3.93	3.87	3.80	3.73	3.88	3.85
Efficiency ratio (5)	62.45	68.19	66.05	61.17	63.21	65.29	61.98
Net overhead ratio (2)(7)	2.04	2.33	2.25	1.98	2.02	2.19	2.03

Asset Quality Ratios (%)
Net loan charge-offs to average loans (2)	0.10	0.29	0.02	0.00	0.07	0.20	0.08
Allowance for loan losses to total loans (6)	1.15	1.12	1.21	1.20	1.18	1.15	1.18
Nonperforming assets to total loans
and foreclosed real estate	0.98	0.99	1.22	1.27	1.53	0.98	1.53

Capital Ratios (%)
Average equity to average assets	9.14	9.13	9.63	9.56	9.71	9.14	9.65
Tier 1 leverage capital ratio	9.62	9.64	10.32	10.25	10.04	9.62	10.04
Tier 1 risk-based capital ratio	12.04	12.08	13.24	13.25	12.90	12.04	12.90
Total risk-based capital ratio	13.16	13.18	14.42	14.40	14.02	13.16	14.02

(1) per share amounts and shares outstanding were adjusted for common stock dividends
(2) annualized for the quarterly periods presented
(3) excludes accumulated other comprehensive income (loss), principally unrealized gains (losses) on investment securities
(4) net interest income (tax-equivalent) as a percentage of average interest earning assets
(5) noninterest expense as a percentage of net interest income and noninterest income (tax-equivalent)
(6) excludes loans held for sale
(7) noninterest expense less noninterest income as a percentage of average assets